Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Randy Bane (financial community)
	(408) 563-9582	(408) 986-7916

Applied Materials Adopts Majority Voting Policy for Election of Directors

SANTA CLARA, Calif., September 13, 2006 — Applied Materials, Inc. today announced that its Board of Directors has amended Applied’s Corporate Governance Guidelines to implement a majority voting policy for electing directors that enhances the role of stockholders in the election process.

Under this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Committee’s or the Board’s consideration of the matter. The company will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation. Applied’s directors are elected to serve one-year terms.

“We are committed to upholding high standards in corporate governance,” said Mike Splinter, president and CEO of Applied Materials. “Today’s action increases our Board’s accountability to our stockholders by formalizing the consequences in the event a director receives a majority of withheld votes.”

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.